Exhibit 99.1

Lawson Software Prices Offering of $200 Million of 2.50% Senior Convertible Notes due
2012; Initial Purchasers Exercise $40 Million Over-allotment Option

ST. PAUL, Minn. -- (Business Wire) -- April 18, 2007 -- Lawson Software, Inc. (Nasdaq: LWSN) today announced the pricing of its previously announced offering of $200 million aggregate principal amount of 2.50% senior convertible notes due 2012. In addition, Lawson announced that the initial purchasers of the notes have exercised in full their option to purchase up to $40 million aggregate principal amount of additional notes to cover over-allotments. The notes are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The notes will pay interest semi-annually at a rate of 2.50% per annum. The notes will be convertible under specified conditions, at the holder’s option, at an initial conversion rate of 83.2293 shares of Lawson’s common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $12.02 or a 35% conversion premium based on the closing sale price of $8.90 per share of Lawson’s common stock on April 17, 2007). Upon conversion, holders will receive cash up to the principal amount of each note, and any excess conversion value will be delivered in shares of Lawson’s common stock. The notes will mature on April 15, 2012.

In connection with the offering of the notes, Lawson is entering into a convertible note hedge transaction with an affiliate of one of the initial purchasers of the notes. This transaction is expected to reduce the potential dilution upon conversion of the notes. Lawson is also entering into a separate transaction with the same counterparty to sell warrants to purchase shares of its common stock. The warrants have an exercise price that is 75% higher than the closing price of Lawson’s common stock on April 17, 2007. The warrant transaction could have a dilutive effect on Lawson’s earnings per share to the extent that the price of Lawson’s common stock exceeds the exercise price of the sold warrants.

Lawson estimates that the net proceeds from this offering will be approximately $233.3 million, after deducting estimated discounts and expenses (giving effect to the initial purchasers’ exercise of their over-allotment option). Lawson expects to use a portion of the net proceeds from this offering, together with the proceeds from the warrant transaction described above, to fund the cost of the convertible note hedge transaction and to fund repurchases of 5.4 million shares of Lawson’s common stock in the amount of approximately $47.9 million (based on the closing sale price of $8.90 per share of Lawson’s common stock on April 17, 2007) in privately negotiated transactions conducted contemporaneously with the pricing of the notes. Lawson will use the remaining $161.8 million of the net proceeds of the note offering, which includes the proceeds of the warrant transaction, for general corporate purposes, which may include future additional repurchases of Lawson’s common stock, subject to market conditions, acquisitions and investments. The $47.9 million of share repurchases are being effected pursuant to Lawson’s share repurchase program that was announced on Nov. 13, 2006, and was increased to $200 million primarily to accommodate these repurchases.

The counterparty to the hedging transactions, or its affiliates, has indicated to Lawson that it expected to enter into various derivative transactions with respect to Lawson’s common stock and/or purchase Lawson’s common stock in secondary market transactions concurrently with or shortly after the pricing of the notes. These activities could have the effect of increasing or preventing a decline in the price of Lawson’s common stock concurrently with or following the pricing of the notes. The counterparty to these transactions has also informed Lawson that it is likely to modify these hedge positions by entering into or unwinding various derivative transactions and/or by purchasing or selling Lawson’s common stock in secondary market transactions during the term of the notes.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the shares of Lawson common stock issuable upon conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Lawson Software

Lawson Software provides software and service solutions to approximately 4,000 customers in manufacturing, distribution, maintenance and service sector industries across 40 countries. Lawson’s solutions include Enterprise Performance Management, Supply Chain Management, Enterprise Resource Planning, Customer Relationship Management, Manufacturing Resource Planning, Enterprise Asset Management and industry-tailored applications. Lawson’s solutions assist customers in simplifying their businesses or organizations by helping them streamline processes, reduce costs and enhance business or operational performance. Lawson is headquartered in St. Paul, Minn., and has offices around the world. Visit Lawson online at www.lawson.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding Lawson’s intention to issue the notes and its intended use of the proceeds. These forward-looking statements may be affected by risks and uncertainties in the Company’s business, market conditions and other factors. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings,  including the Company’s annual report on Form 10-K filed with the Commission on August 29, 2006 and the Company’s most recent quarterly report on Form 10-Q. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including the risk that this offering cannot be successfully completed. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof. Lawson assumes no obligation to update any forward-looking information contained in this press release.

Contacts

Lawson Software, Inc.

Media:

Terry Blake, +1-651-767-4766

terry.blake@us.lawson.com

or

Investors and Analysts:

Barbara Doyle, +1-651-767-4385

barbara.doyle@us.lawson.com